EXHIBIT 99.1

GeoPharma Announces Sale of Majority Ownership in its Ovarian Cancer Business, Company to Focus on Core Business

LARGO, Fla., Jan. 26, 2009 (GLOBE NEWSWIRE) -- GeoPharma, Inc. (Nasdaq:GORX) (the "Company") announced today the signing of an agreement with Trident Biotech, Inc. for the purchase of a majority stake in the Company's Ovarian Cancer business. GeoPharma receives $2.5 million in cash and notes and will maintain forty percent ownership in the business under the terms of the agreement.

"This is very exciting news for GeoPharma," stated Company CEO Mihir Taneja. "This transaction strengthens our financial and competitive position in our core business and eases the burden of funding our ovarian cancer business segment while allowing us to remain a significant partner in a technology we are extremely passionate about."

Ovarian Cancer is an enormous problem among women worldwide. The American Cancer Society 2008 Cancer Facts and Figures estimate that 21,650 women in the United States were diagnosed with ovarian cancer in 2008. Furthermore they estimate that approximately 15,000 women will die of the disease in 2008. The good news is that women who present with Stage I ovarian cancer have a greater than 90 percent chance of being cured. The bad news is that only 20 percent of patients are diagnosed at this early stage of the disease. Unfortunately the other 80 percent of women are diagnosed with an advanced-stage of the disease and it is estimated that less than 35 percent of patients in that grouping will survive beyond five years.

It is GeoPharma's hope that the formation of this partnership will help proliferate the commercialization of early detection and monitoring devices for ovarian cancer and improve the quality of healthcare for women everywhere.

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in 3 main market segments: Specialty Pharma, Manufacturing, and Distribution. The Specialty Pharma division specializes in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing and Distribution divisions manufacture, package, and distribute generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

For further information visit the GeoPharma website at www.geopharmainc.com.

The GeoPharma, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5384

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

CONTACT: GeoPharma, Inc.
         Alexander Nachman
          Director of Investor and Media Relations
         1-727-471-0850, ext. 243
         IR@GeoPharmainc.com